Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: January 26, 2016	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. ANNOUNCES THE PLANNED RETIREMENT OF
SENIOR VICE PRESIDENT OF WOMEN’S MERCHANDISING

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that Patricia K. Whisler, Senior Vice President of Women’s Merchandising, will retire from her position with the Company later this spring. Ms. Whisler joined the Company in February 1976 as a part-time sales person and later became the manager of a Buckle store before returning to the corporate office in 1983 to work with the growing merchandising team. She was named Vice President of Women’s Merchandising in May 2001 and Senior Vice President of Women’s Merchandising in March 2014.

Ms. Whisler has been an instrumental part of the Company’s success as she partnered with many branded vendors over the years to both market their brands and develop exclusive product for Buckle. Ms. Whisler also helped develop the Company’s private label brands, which have been a key complement to the strong selection of brands offered in the Company’s stores. Dennis H. Nelson, President and CEO, commented, “We would like to thank Pat for her 40 years of commitment and dedication to Buckle. We appreciate Pat’s passion for the product, her talent and creativity in identifying trends, and her leadership in developing such an outstanding women’s merchandising team.”

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 468 retail stores in 44 states, following the closing of one store this month in Holland, Michigan.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

News releases and other information about The Buckle, Inc., can be found on the Internet at www.buckle.com
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